UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2013

Uroplasty, Inc.
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of
incorporation or organization

(001-32632)	41-1719250
Commission File No.	(I.R.S. Employer Identification No.)

5420 Feltl Road
Minnetonka, Minnesota	55343
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(952) 426-6140

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operation and Financial Condition

On April 5, 2012, Uroplasty, Inc. (the “Company”) released preliminary information regarding aggregate revenue and revenue from sales of Urgent PC in the United States for the quarter and year ended March 31, 2013.

Item 5.02.	Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)  On April 5, 2013, David B. Kaysen, President, Chief Executive Officer and a member of the Board of Directors of the Company, resigned all positions as an officer and director of the Company.

(c) On April 5, 2013, Robert C. Kill, a member of the Board of Directors, was appointed interim Chief Executive Officer of the Company while the Board conducts a search for a permanent CEO.  Mr. Kill is currently an Operating Partner with Altamont Capital Partners, a private equity firm.  Prior to joining Altamont, Mr. Kill was President and Chief Executive Officer of Virtual Radiologic Corporation, a provider of technology-enabled outsourced radiology solutions.  Before Virtual Radiologic, he was President of Misys Physician Systems, a developer of electronic medical record and practice management software.  Mr. Kill was with Baxter Healthcare for the first ten years of his career, where he held senior leadership roles in operations, marketing and sales.

The Company will pay Mr. Kill, who resigned from the Company’s Audit Committee and Compensation Committee upon being appointed Chief Executive Officer, $25,000 per month for his services as Chief Executive Officer.

Patrick Maxwell, a director, was appointed to the audit committee simultaneous with Mr. Kill’s resignation.

Item 9.01.	Financial Statements and Exhibits

Exhibit 99	Press Release Dated April 5, 2013.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UROPLASTY, INC.

	By	/s/ MAHEDI A. JIWANI
Mahedi A. Jiwani, Chief Financial Officer

Dated: April 5, 2013